(Cash Only)

FOREST OIL CORPORATION
PHANTOM STOCK UNIT AGREEMENT
THIS PHANTOM STOCK UNIT AGREEMENT (this “Agreement”) is made as of the ____ day of _______, 20__ (the “Date of Grant”), between Forest Oil Corporation, a New York corporation (the “Company”), and [Employee Name] (the “Employee”).
1.    Award. Pursuant to the FOREST OIL CORPORATION 2007 STOCK INCENTIVE PLAN, as amended (the “Plan”), the Company hereby makes a grant of phantom stock units with respect to _____ shares of the Company's common stock, par value $.10 per share (the “Phantom Stock Units”). The Employee agrees that this award of Phantom Stock Units constitutes a Phantom Stock Award under the Plan and shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, which is available on the Company's intranet at the following site: http://corpweb1/. For paper copies of the Plan and prospectus, the Employee may contact Stock Administration, 707 Seventeenth Street, Suite 3600, Denver, CO 80202, or call 303.812.1502.
2.    Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:
(a)    “Corporate Change” shall mean the occurrence of any one or more of the following events:
(i)    the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

(ii)    the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

(iii)    the Company is to be dissolved and liquidated;

(iv)    any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); or

(v)    as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, the term “Corporate Change” shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

(b)    “Disability” shall mean that, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of the Employee's duties for six consecutive months, and the Employee shall not have returned to full-time performance of the Employee's duties within 30 days after written notice of termination is given to the Employee by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).
(c)    “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.
(d)    “Involuntary Termination” shall mean any termination of the Employee's employment with the Company which does not result from a resignation by the Employee; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death, Disability, or a termination of the Employee's employment by the Company by reason of the Employee's unsatisfactory performance of the Employee's duties, to be determined by the Company in its sole discretion, or final conviction of a misdemeanor involving moral turpitude or a felony.
3.    Phantom Stock Units. The Employee hereby accepts the Phantom Stock Units and agrees with respect thereto as follows:
(a)    Forfeiture Restrictions. The Phantom Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of the Employee's employment with the Company for any reason other than death, Disability, or Involuntary Termination, the Employee shall, for no consideration, forfeit to the Company all Phantom Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Phantom Stock Units to the Company upon termination of employment as provided in the preceding sentence are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Phantom Stock Units.
(b)    Lapse of Forfeiture Restrictions. Provided that the Employee has been continuously employed from the Date of Grant through the lapse dates described in this sentence, the Forfeiture Restrictions shall lapse and cease to apply with respect to one-third of the Phantom Stock Units on each of the first three anniversaries of the Date of Grant; provided, that the Forfeiture Restrictions shall lapse as to all of the Phantom Stock Units then subject to Forfeiture Restrictions on the earlier of (i) the date upon which a Corporate Change occurs, or (ii) the date upon which the Employee's employment with the Company is terminated by reason of death, Disability, or Involuntary Termination. Any Phantom Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding sentence shall be forfeited to the Company for no consideration as of the date of the termination of the Employee's employment with the Company.
(c)    Payments. Subject to Section 4 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to any Phantom Stock Units as provided in Section 3(b) hereof (but in no event later than March 15 of the calendar year following the calendar year in which the Forfeiture Restrictions so lapse), the Company shall pay to the Employee with respect to each share of the Company's common stock covered by such Phantom Stock Units an amount in cash equal to the Fair Market Value of one share of the Company's common stock determined as of the date the Forfeiture Restrictions lapse.
(d)    Corporate Acts. The existence of the Phantom Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
4.    Withholding of Tax. The Company may withhold from any payment made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company's employees generally. The Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Phantom Stock Units, the lapse of any Forfeiture Restrictions or the forfeiture of any Phantom Stock Units pursuant to the Forfeiture Restrictions.
5.    Rights as Stockholder. The Phantom Stock Units represent an unsecured and unfunded right to receive a cash payment, which right is subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. Accordingly, the Employee will have no rights as a stockholder with respect to any shares covered by Phantom Stock Units granted under this Agreement. Without limiting the scope of the preceding sentence, the Employee will have no rights to vote or receive dividend equivalents with respect to any shares covered by Phantom Stock Units granted under this Agreement.
6.    Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee has not incurred a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder. Nothing in the adoption of the Plan, nor the award of the Phantom Stock Units thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee's employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever or for no reason, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
7.    Conditions to Plan Participation and Receipt of Phantom Stock Units. In consideration of the grant of the Phantom Stock Units, and in order to protect the interests of the Company, its Affiliates, and their respective equity holders and employees, the Employee acknowledges and agrees that it is a condition precedent to his or her right to participate in, continue to participate in, and receive benefits under the Plan (including receipt of the Phantom Stock Units) that (a) the Employee shall at all times comply with laws (whether domestic or foreign) applicable to the Employee's actions on behalf of the Company or any Affiliate, (b) the Employee shall not commit any action that results in the Employee's employment being subject to a termination for cause, and (c) the Employee shall at all times fully and faithfully comply with all material covenants and agreements set forth in this Agreement. By entering into this Agreement, the parties hereto agree that the conditions to participation in the Plan set forth in this Section are an essential component of the Plan and this Agreement, and it is their intent that such conditions not be severed from the other terms and provisions of the Plan and this Agreement.
8.    Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee's principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
9.    Parachute Payment. In the event that the receipt of the Phantom Stock Units or the lapse of any Forfeiture Restrictions would constitute a parachute payment (within the meaning of section 280G of the Code) at a time when the Employee's Severance Agreement, if any, with the Company that is in effect as of the Date of Grant (or any successor agreement) is in effect, then the amount of such parachute payment shall be treated as a payment to the Employee for purposes of determining the amount of any gross-up payment to be made to the Employee under the terms of any such Severance Agreement (or any successor agreement) with respect to the excise tax imposed by Section 4999 of the Code.
10.    Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
12.    Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION

By:
Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary
EMPLOYEE

[Employee Name]